Exhibit 99.1
NRG Energy Refinances its $875 Million Revolver Facility, Extends $1.8 billion of Term Loan
Commitments and Amends its Senior Secured Credit Agreement
PRINCETON, NJ; June 30, 2010—NRG Energy, Inc. (NYSE: NRG) (NRG) has concluded the refinancing of an $875 million revolver facility (new revolver), the amendment and extension of $1.8 billion of term loan commitments and synthetic letter of credit (LC) facility, and the amendment of its existing Senior Secured Credit Agreement dated June 7, 2007 (the amend & extend).
“The successful refinancing of an $875 million five-year revolver, combined with the completion of the ‘amend and extend’ to our existing term loan and synthetic letter of credit facilities, represents important milestones toward achieving strong future financial flexibility,” said Christian Schade, NRG’s Executive Vice President and Chief Financial Officer.
In anticipation of the current revolver facility’s February 2, 2011 maturity, NRG successfully concluded the syndication of its new revolver, while also extending the maturity of $1.8 billion of term loan commitments and synthetic LC commitments by two and a half years. Both the new revolver and extended portions of term loan commitments and synthetic LC commitments will mature on August 31, 2015. The non-extended portions will mature on the originally scheduled date of February 1, 2013.
Under the amend & extend, lenders have also consented to changes to certain covenants as well as reset and/or increased certain covenant baskets. These amendments also included the migration of the $1.3 billion synthetic LC facility onto NRG’s balance sheet.
For both the new revolver and extended term loans, NRG will pay an interest rate equal to LIBOR plus 3.25% while the non-extended term loan pricing will remain the same. In addition, the Company will pay a fee equal to 0.625% of the undrawn portion on the revolving credit facility. There currently are no borrowings outstanding under the revolver facility.
About NRG
NRG Energy, Inc., a Fortune 500 and S&P 500 Index company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity—enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves 1.6 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure
NRG release

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, the volatility of energy and fuel prices, failure of customers to perform under contracts, construction delays, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, and our ability to access capital markets.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Erin Gilli
609.524.4528

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